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                                                                     EXHIBIT 5.1

               [FORM OF OPINION OF OPPENHEIMER WOLFF & DONNELLY]


                                                                November 8, 1995


Ceridian Corporation
8100 34th Avenue South
Bloomington, MN 55425

RE:  CERIDIAN CORPORATION
    REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:


    We have acted as counsel to Ceridian Corporation, a Delaware corporation (the "Company"), in connection with the proposed transactions described in the Company's Registration Statement on Form S-4 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended, including the merger (the "Merger") of Convoy Acquisition Corp., a newly formed subsidiary of the Company with and into Comdata Holdings Corporation, a Delaware corporation ("Comdata"), with Comdata as the surviving corporation and becoming a wholly-owned subsidiary of Ceridian. Upon consummation of the Merger, a maximum of 21,114,881 shares of the Company's common stock, par value $.50 per share (the "Common Stock"), will be issued to Comdata stockholders.


    In acting as counsel for the Company and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein.


    Based on the foregoing, we are of the opinion that, assuming that the issuance of Company Common Stock pursuant to the Merger Agreement (as defined in the Registration Statement) is approved by the requisite vote of the stockholders of the Company and that the Merger and the Merger Agreement are approved by the requisite vote of the stockholders of Comdata, the maximum of 21,114,881 shares of Common Stock to be issued to Comdata stockholders in connection with the Merger, when issued in accordance with the terms of the Merger Agreement (as defined in the Registration Statement), will be legally issued, fully paid and nonassessable.


    We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to the sale of the Common Stock.

    The foregoing opinions are based upon and limited exclusively to the laws of the State of Delaware and the United States of America.

    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, to its use as part of the Registration Statement, and to the use of our name under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement.

    We are furnishing this opinion to the Company solely for its benefit in connection with the Registration Statement as described above. It is not to be used, circulated, quoted or otherwise referred to for any other purpose. Other than the Company, no one is entitled to rely on this opinion.

                                          Very truly yours,